Exhibit (10)(x)

December 19, 2003

Mr. C. Hugh Morton

12126 Woods Bay Place

Carmel, IN 46033

Dear Hugh,

We thoroughly enjoyed our recent meeting with you and hope our discussions were positive for you as well. It is a pleasure to confirm our offer for the position of Vice President – Operations, in Borden Chemical, Inc. (BCI). This position will be based in Columbus.

Your starting salary will be $275,000 effective on the first day of employment. Your next increase would occur March 1, 2005. It is anticipated you will commence your employment on or before January 19, 2004.

Based on your position and salary, as an active employee, you will be eligible to participate in the 2004 BCI Management Incentive Plan. The terms of this plan and eligibility for participation are reviewed annually. During 2004, the plan provides a target incentive award of 50% of your salary, based on achieving financial objectives as well as team and individual project goals.

You will be nominated to participate in the Borden Chemical Holdings Management Equity Purchase Program. We anticipate that your offering will be in mid 2004. We have attractive financing arrangements through a Columbus bank, based on either a personal or home equity loan. So that you may begin participating sooner as an owner in the company, BCI will offer you an advance of 131,250 of your Equity options with no investment required. These options will be extended to you within the first 90 days of employment.

You are eligible to receive up to four weeks vacation per year, prorated to your start date during your first year of employment.

You will also be eligible to participate in the Management perquisite program which is approved by our board annually. The program offers you a $25,000 cash payment and other executive benefits, upon completion of the first 30 days of employment. The cash payment is intended to help toward the financing of a car, country club, or financial planning. You have the freedom to determine the best use of the perquisite payment. This is considered income to you and therefore requires the necessary deductions.

We will share with you the cost of life, health care, pension and other benefit programs sponsored by BCI as in effect from time to time. Upon enrollment, your health care and your life coverage will be in effect on the first day of your employment. We have enclosed a summary of Benefits so that you can decide which programs best fit your needs. You will complete the appropriate enrollment documents during your New Hire Orientation Program.

You will be covered under the Homeowner Buyout Relocation policy, which we have already been in early discussions with you about. We recognize there are issues with taking your home into inventory, but remain committed to identifying creative alternatives with you. We have also agreed that you will not relocate immediately, but commit to do so no later than 1/1/2005. In addition, we will provide 6 months of temporary housing expenses. Before initiating any action with your move you are encouraged to contact Brad Hamelin at Executive Relocation, phone 313-963-8010. He has been retained by BCI to assist you with all phases of your move and can help you with any questions you may have.

Your employment is contingent upon a complete reference check and successfully passing a drug screen. Please complete and return the Employment Application and authorization to obtain background information as soon as possible to enable us to initiate the background check.

In the event you accept this offer, Borden Chemical, Inc. agrees to provide you up to one year severance allowance equal to your then current annual salary should Borden terminate your employment without cause.

As part of the consideration for initial employment, you are required to execute a Security and Invention, Ethics, Conflicts of Interest and Non-Compete Agreement. A copy of this agreement along with our Code of Business Ethics is also enclosed.

We are genuinely excited about you joining Borden Chemical. I believe your personal leadership and experience will bring many benefits to both the business and EH&S team. This letter confirms our discussions concerning your offer package. You acknowledge that there are no other terms outstanding.

Please acknowledge receipt and acceptance of this offer by signing and dating, and then returning the original of this letter to me.

If you have questions please feel free to contact me in the office or at home.

Sincerely,

/s/ Craig O. Morrison
Craig O. Morrison
President and CEO

Offer accepted:	/s/ C. Hugh Morton	Date:	12/31/03
C. Hugh Morton